As filed with the Securities and Exchange Commission on March 27, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOBIX LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3674	98-1591717
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

15420 Laguna Canyon Rd., Suite 100

Irvine, California 92618

(949) 808-8888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Restricted Stock Award Agreements

Restricted Stock Unit Award Agreements

2023 Equity Incentive Plan

(Full Title of the Plans)

Keyvan Samini

President and Chief Financial Officer

15420 Laguna Canyon Rd., Suite 100

Irvine, California 92618

(949) 808-8888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Raymond Lee, Esq.

Laurie L. Green, Esq.

Greenberg Traurig, LLP

18565 Jamboree Road

Suite 500

Irvine, CA 92612

(949) 732-6510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

At a special meeting of stockholders of Mobix Labs, Inc. (the “Company” or the “Registrant”) held on January 3, 2025 (the “Stockholders Meeting”), the stockholders of the Company approved an amendment to the Mobix Labs, Inc. 2023 Equity Incentive Plan (the “Plan”) to increase the number of shares of Class A Common Stock, par value $0.00001 per share (“Common Stock”) authorized for issuance thereunder by 8,309,817 shares (the “New Shares”) of Common Stock (the “Amendment”). The New Shares of Common Stock registered pursuant to this Registration Statement are in addition to the shares of Common Stock previously registered for issuance under the Plan pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-278709) filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2024 (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated by reference and made part of this Registration Statement, except to the extent modified, superseded, or amended by the information set forth herein.

In addition, this Registration Statement covers the registration of the shares of Common Stock underlying grants of restricted stock awards and restricted stock unit awards made pursuant to separate award agreements between the Company and the persons listed below (the “Award Agreements”) comprised of:

●	1,050,000 restricted stock units awarded to each of James Peterson and Frederick Goerner;
●	50,000 restricted stock units awarded to each of David Aldrich, Kurt Busch and William Carpou;
●	2,550,000 restricted stock awards awarded to each of Fabian Battaglia and Keyvan Samini;
●	1,245,000 restricted stock units awarded to Kristen Schmidt;
●	185,000 restricted stock units awarded to Nanette Young; and
●	400,000 restricted stock units awarded to Christopher Lancaster.

The grants under the Award Agreements were approved by the Company’s stockholders at the Stockholders Meeting and will be issued outside of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024;

(b)	Information in the Proxy Statement on Schedule 14A for the Registrant’s 2025 Annual Meeting of Stockholders, to the extent incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2024;

(d)	Registration Statement on Form S-1 (333-281492) filed with the SEC on August 26, 2024 (with respect to the EMI Solutions, Inc. Audited Financial Statements, Years Ended June 30, 2023 and 2022 and EMI Solutions, Inc. Unaudited Condensed Financial Statements, Three Months Ended September 30, 2023 and 2022 only);

(e)	The Registrant’s Current Reports on Form 8-K filed with the SEC on September 30, 2024, November 22, 2024; November 29, 2024; January 6, 2025; January 17, 2025 and March 7, 2025; and

(f)	Form 8-A filed on July 15, 2021 pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed thereafter for the purpose of updating such description, including Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2024.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items), on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant enters into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Registrant also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

(a) Exhibits.

Exhibit No.	Description

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Mobix Labs, Inc.’s Current Report on Form 8-K filed on December 28, 2023).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to Mobix Labs, Inc.’s Current Report on Form 8-K filed on December 28, 2023).

4.3	Warrant Agreement, dated July 19, 2021, by and between Chavant Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Chavant’s Current Report on Form 8-K filed on July 23, 2021).

4.4	Amendment to the Warrant Agreement, dated December 21, 2023, by and between Chavant Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to Mobix Labs, Inc.’s Current Report on Form 8-K filed on December 28, 2023).

4.5	Form of Series A Common Warrant, dated July 24, 2024 (incorporated by reference to Exhibit 4.2 to Mobix Labs, Inc.’s Current Report on Form 8-K filed on July 24, 2024).

4.6	Form of Series B Common Warrant, dated July 24, 2024 (incorporated by reference to Exhibit 4.3 to Mobix Labs, Inc.’s Current Report on Form 8-K filed on July 24, 2024).

4.7	Form of Placement Agent Warrant, dated July 24, 2024 (incorporated by reference to Exhibit 4.4 to Mobix Labs, Inc.’s Current Report on Form 8-K filed on July 24, 2024).

5.1	Opinion of Greenberg Traurig, LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Macias Gini & O’Connell LLP.

23.3	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and James Peterson.

99.2	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and Frederick Goerner.

99.3	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and David Aldrich.

99.4	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and Kurt Busch.

99.5	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and William Carpou.

99.6	Restricted Stock Award Agreement by and between Mobix Labs, Inc. and Fabian Battaglia.

99.7	Restricted Stock Award Agreement by and between Mobix Labs, Inc. and Keyvan Samini.

99.8	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and Kristen Schmidt.

99.9	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and Nanette Young.

99.10	Restricted Stock Unit Award Agreement by and between Mobix Labs, Inc. and Christopher Lancaster.

99.11	2023 Equity Incentive Plan (As Amended)

107	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 27, 2025.

Mobix Labs, Inc.

By:	/s/ Fabian Battaglia
Name:	Fabian Battaglia
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fabrizio Battaglia and Keyvan Samini, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fabian Battaglia	Chairman and Chief Executive Officer	March 27, 2025
Fabian Battaglia	(Principal Executive Officer)

/s/ Keyvan Samini	President and Chief Financial Officer	March 27, 2025
Keyvan Samini	(Principal Financial and Accounting Officer)

/s/ James Peterson	Director	March 27, 2025
James Peterson

/s/ David Aldrich	Director	March 27, 2025
David Aldrich

/s/ Kurt Busch	Director	March 27, 2025
Kurt Busch

/s/ William Carpou	Director	March 27, 2025
William Carpou

/s/ Frederick Goerner	Director	March 27, 2025
Frederick Goerner

/s/ Michael Long	Director	March 27, 2025
Michael Long